Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Broadway Financial Corporation on Form S-1 of our report dated April 1, 2013 on the consolidated financial statements of Broadway Financial Corporation appearing in the 2012 Form 10-K of Broadway Financial Corporation, and to the reference to us under the heading “Experts” in the prospectus.

/s/Crowe Horwath LLP

Sacramento, California

November 20, 2013